Exhibit 10.6

SERVICES AGREEMENT

This SERVICES AGREEMENT (as amended, modified or supplemented in accordance with its terms, this “Agreement”), dated as of this December 29, 2020, is by and between Rush Street Gaming, LLC, a Delaware limited liability company (“Service Provider”), and Rush Street Interactive, L.P., a Delaware limited partnership (together with its Subsidiaries, “Recipient”) (Recipient together with Service Provider, the “Parties”).

RECITALS:

A. Recipient, dMY Technology Group, Inc., a Delaware corporation (“dMY”), dMY Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Rush Street Interactive GP, LLC, a Delaware limited liability company in its capacity as the Sellers’ Representative (“Sellers’ Representative”), and the sellers signatory thereto (the “Sellers”) are parties to that certain Business Combination Agreement, dated as of July 27, 2020, as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among Recipient, dMY, Sponsor, Sellers’ Representative, and the Sellers (as may be further amended, restated, amended and restated, modified or supplemented from time to time, the “BCA”).

B. Recipient desires that Service Provider provide (or cause to be provided) certain services to Recipient, as provided for in this Agreement.

C. Service Provider is willing to provide, and to cause its employees and agents to provide, such services on the terms and subject to the conditions set forth in this Agreement.

D. Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the body of this Agreement or in Annex A (which is incorporated herein by reference), as applicable.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Service Provider and Recipient agree as follows:

SECTION 1 SERVICES.

1.1 Provision of Services. On the terms and subject to the conditions set forth in this Agreement, Service Provider, acting directly or indirectly through its Service Providing Affiliates, employees or agents, shall provide to Recipient the services set forth on Schedule 1 of this Agreement (together with any additional services pursuant to Section 1.2, the “Services”). Service Provider may, at the direction of Recipient or with the prior written consent of Recipient, such consent not to be unreasonably withheld, conditioned or delayed, in each instance and subject to compliance with any applicable Gaming Laws, subcontract with any other Person (a “Third Party Service Provider”) to directly or indirectly provide or support any Services to Recipient; provided that Service Provider shall (i) use reasonable care and prudence in the selection and monitoring of any Third Party Service Provider and (ii) be responsible for the performance of any Third Party Service Provider hereunder or any failure of Third Party Service Provider to comply with the terms hereof. Except as otherwise provided in this Agreement, including Schedule 1, Service Provider shall be required to provide Services to Recipient only in connection with the Recipient’s operation of its business substantially as conducted in the twelve (12) month period preceding the date hereof. Except as may be expressly identified in an applicable Schedule, in no event shall Service Provider be responsible for providing any services or assistance in connection with the transition or migration of any Services or data following the termination or expiration of this Agreement.

1.2 Additional Services. Recipient may, from time to time, request that additional services be provided hereunder, provided that such services were regularly or periodically provided by the Service Provider to the Recipient in the twelve (12) month period prior to the date hereof. To the extent the Parties mutually agree in writing as to the specifications, applicable fees and other terms and conditions under which such additional services shall be provided, such additional services shall be deemed to be Services under this Agreement.

1.3 Performance Standard. Service Provider shall, and shall cause its Service Providing Affiliates and Third Party Service Providers (as applicable) to, use commercially reasonable efforts to provide (or cause to be provided) to Recipient the Services in a timely, professional and workmanlike manner, and at substantially the same level of service, and with substantially the same degree of care, as Service Provider provided similar services to Recipient in the twelve (12)-month period immediately prior to the date hereof. Notwithstanding anything to the contrary contained herein, Service Provider shall be required to perform the Services for the benefit only of Recipient, and Service Provider shall not be required to perform or to cause to be performed any of the Services other than for the benefit of Recipient.

1.4 Personnel. The selection of the persons who will provide the Services for and on behalf of Service Provider shall be made by Service Provider in its reasonable discretion. Without limiting Service Provider’s obligation to provide the Services in accordance with the terms of this Agreement (including to meet the services standards set forth herein), in no event shall Service Provider be required to hire additional personnel or to retain any specific employee to provide the Services.

1.5 Changes. Service Provider may, upon reasonable advanced notice to Recipient, make changes from time to time in the manner of performing the Services if it has made the same or substantially similar changes in performing the same or substantially similar services for its own (retained) business or its Affiliates.

1.6 Consents. Service Provider shall use commercially reasonable efforts to obtain as promptly as practicable the consents, approvals or authorizations of any Person as may be necessary for the performance of its obligations pursuant to this Agreement, including obtaining from third-party vendors any consents necessary to grant any sublicenses in connection with the performance of the Services. In the event that the consent of any third-party vendor, if required, is not obtained reasonably shortly after the date hereof, Service Provider shall notify Recipient and shall cooperate with Recipient in arranging for alternative means reasonably satisfactory to Recipient by which Recipient may obtain the Services affected by the failure to obtain such consent. If the Parties arrange such alternative means, Service Provider shall provide the Services in accordance therewith. Recipient will reimburse Service Provider for all fees and costs incurred by Service Provider in connection with obtaining such consents and alternative Services in accordance with Section 1.7.

1.7 Payment for Services; Expense Reimbursement. As compensation for the Services during the term of this Agreement, (a) Recipient shall reimburse Service Provider for all third party costs, including consent fees and costs incurred under Section 1.6, incurred in connection with the provision of the Services, (b) Recipient shall reimburse Service Provider for its reasonable and documented out-of-pocket travel and related expenses, subject to the approval of Recipient (such approval not to be unreasonably withheld, conditioned or delayed) and receipt of expense reports detailing such expenses, to the extent incurred by Service Provider pursuant to this Agreement on behalf of, or for the benefit of, Recipient, and (c) Recipient shall reimburse Service Provider for an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to Service Provider’s or its Service Providing Affiliate’s employees who perform or otherwise assist with the provision of the Services; provided however, that Service Provider shall disclose to Recipient each such employee’s salary, bonus and benefits cost and the employee’s allocation of time in connection with the Services, and the corresponding fees or reimbursements generated thereby on a weekly basis in a monthly report (certified as true and correct by Service Provider’s Chief Executive Officer) in a form reasonably acceptable to Recipient (the “Monthly Allocation Reports”). Service Provider, its Service Providing Affiliates, and Third Party Service Providers, as applicable, shall invoice Recipient for such amounts on a monthly basis and shall attach the applicable Monthly Allocation Report to each such invoice. Recipient shall pay Service Provider, its Service Providing Affiliates, and Third Party Service Providers, as applicable, all undisputed amounts within fifteen (15) days after Recipient’s receipt of a properly issued invoice.

1.8 Taxes. The amount of any sales tax, use tax, excise tax, value added tax, goods and services tax or similar tax (excluding, for the avoidance of doubt, any income tax) that is required to be paid by Service Provider, its Service Providing Affiliates or a Third Party Service Provider in connection with the Services shall be invoiced by Service Provider, its Service Providing Affiliates or Third Party Service Provider, as applicable, and shall be paid by Recipient, together with the amounts payable pursuant to Section 1.7 or otherwise provided under this Agreement.

1.9 Disputed Charges. Service Provider shall keep records of the Services provided hereunder and reasonable supporting documentation of all costs and expenses incurred in providing such Services. In the event Recipient disputes any charges related to the Services, Recipient shall deliver a written statement describing the dispute to Service Provider within twenty (20) business days following Recipient’s receipt of the invoice or other documentation of such charges. The statement shall provide a reasonably detailed description of the disputed items. Upon delivery of the written statement, Recipient and Service Provider shall cooperate and negotiate in good faith to resolve such disputed charges, and Service Provider shall make its records relating to the Services available to Recipient for inspection upon reasonable notice during normal business hours. If the Parties are unable to resolve such disputed charges within sixty (60) days of delivery of the written statement, then such disputed charge shall be resolved in accordance with Annex B hereto. All payments required to be made pursuant to this Agreement shall bear interest from (and including) the day that is thirty (30) days after the date such payment is due until (but excluding) the date of payment, at a monthly rate equal to the lesser of (i) four percent (4%) annually or (ii) the maximum rate permitted by applicable Law. In addition, Recipient shall indemnify and reimburse Service Provider for its costs, including reasonable attorneys’ fees and disbursements, incurred to collect any unpaid amount.

1.10 Employee Matters. Service Provider shall cause its employees and agents and the employees and agents of its Service Providing Affiliates (as applicable) and shall direct its Third Party Service Providers to cause their employees and agents, to be available to provide the Services to Recipient, and to devote such time and effort to the business of Recipient as shall be reasonably necessary to perform the Services in accordance with this Agreement. Notwithstanding the foregoing, except as otherwise expressly provided herein, all matters pertaining to the employment or engagement of the employees and agents of Service Provider and its Service Providing Affiliates or Third Party Service Providers are the sole responsibility of Service Provider or its Service Providing Affiliates or Third Party Service Providers, as applicable.

1.11 Compliance with Laws. Service Provider shall, and shall direct its Service Providing Affiliates (as applicable) and Third Party Service Providers to, (a) comply in all material respects with all Laws that may be applicable to the Services (including any applicable Gaming Laws), (b) obtain and maintain all material licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements necessary or appropriate to perform their duties and obligations under this Agreement (including any necessary or appropriate Gaming Licenses) and comply with the terms and conditions of such licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements, and (c) file all returns and reports lawfully required to be filed with Governmental Entities (including any Gaming Authorities) in connection with their obligations hereunder. Notwithstanding anything herein to the contrary, Service Provider shall not be responsible for providing any Service, or part thereof, if and to the extent such Service would violate applicable Law; provided that, upon the request and at the expense of Recipient, Service Provider shall use commercially reasonable efforts to modify the applicable Service so that such Service may be provided in compliance with applicable Law. Service Provider shall notify Recipient of the curtailment or cessation of any Service pursuant to this Section 1.11.

1.12 Gaming Authority Approvals; Gaming Problems. Each Party’s performance of its respective obligations set forth in this Agreement shall be subject to obtaining and maintaining all necessary or appropriate Gaming Authority approvals, if any. If any Gaming Authority objects to, or proposes the modification of, any portion of this Agreement, the Parties shall negotiate in good faith to reach a mutually agreeable accommodation to address such objections or proposed modifications. In the event that Recipient, Service Provider or any of its Service Providing Affiliates, Third Party Service Providers or their respective employees experiences a Gaming Problem, the affected Party shall promptly notify the other Party of the relevant details and take all actions necessary or advisable to eliminate, terminate, discontinue or otherwise cure the Gaming Problem, including terminating the relationship with any Person giving rise to the Gaming Problem and taking all other actions as may be necessary or appropriate to remedy the Gaming Problem.

1.13 Books and Records. Without limiting Section 1.9, duly authorized representatives of Recipient shall, upon reasonable notice to Service Provider, have reasonable access during normal business hours to examine, inspect and copy the books and records held by Service Provider relating to the Services; provided that no such access will be provided to the extent that disclosing any such information would reasonably be expected to constitute a waiver of attorney-client, work product or other legal privilege with respect thereto. Recipient shall not be permitted to access any information to the extent such access could reasonably be expected to violate any confidentiality obligation or commitment of Service Provider to any other Person; provided however, notwithstanding any other provision herein to the contrary, Recipient shall have access to and the right to audit the Monthly Allocation Reports and all information which such reports are based upon at all times and upon reasonable notice.

1.14 Relationship of the Parties. Each Party (including its respective employees, agents, representatives, Affiliates and Third Party Service Providers) shall act solely as an independent contractor. The existence of this Agreement shall not be deemed to cause either Party (or any of its employees, agents or representatives) to be an employee, employer, officer, agent, partner, business representative, or legal representative of, or joint venturer with, the other Party. Neither Party shall make any warranties or representations, or assume or create any obligations, on the other Party’s behalf, except as may be expressly permitted hereby. Each Party shall be solely responsible for the actions of its employees, agents, representatives and Affiliates (and their respective employees, agents and representatives).

1.15 Third Party Rights. Service Provider shall not, and shall cause its Service Providing Affiliates, Third Party Service Providers and their respective employees and agents not to, disclose to Recipient or otherwise use during the performance of the Services, any confidential or proprietary information owned by any third parties that such Parties do not have permission to so disclose or use.

1.16 Outside Activities of the Parties. This Agreement shall be limited to the purposes set forth herein and nothing in this Agreement, whether by implication or otherwise, shall be construed to extend the relationship of the Parties beyond such purposes.

1.17 Data Protection.

(a) Service Provider shall, and shall cause its Service Providing Affiliates and Third Party Service Providers to, use commercially reasonable steps (physical, procedural, and electronic), to protect any data disclosed to it by Recipient, consistent with Service Provider’s practices in protecting its own data as of the date hereof, but in no event less than customary and reasonable practices or as required by applicable Law.

(b) The Parties agree that,

(i) to the extent Recipient discloses any information that identifies, could be used to identify, or is otherwise associated with an individual person or device (together with any definition for any similar term provided by applicable Law or any of the Parties’ own privacy policies, notice, or contracts, “Personal Information,” and Personal Information provided by Recipient to Service Provider, “Recipient Personal Information”) to Service Provider, such disclosure shall be made in an encrypted format, and

(ii) Service Provider shall, and shall cause its Service Providing Affiliates and Third Party Service Providers to, encrypt all Recipient Personal Information.

(c) Service Provider represents and warrants that it will

(i) use any Recipient Personal Information only for the purposes for which Service Provider is engaged by Recipient and not for its own independent use or purposes;

(ii) use commercially reasonable steps (physical, procedural, and electronic), to safeguard Recipient Personal Information from misuse, consistent with Service Provider’s practices in protecting its own data as of the date hereof, but in no event less than customary and reasonable practices or as required by applicable Law;

(iii) maintain, and shall cause its Service Providing Affiliates and Third Party Service Providers to maintain, commercially reasonable security to assess, monitor, prevent, and mitigate security threats, including implementing and maintaining appropriate physical, administrative, organizational and technical safeguards and measures that are designed to reasonably and appropriately protect the confidentiality, integrity and availability of such information, systems or networks;

(iv) assist Recipient (1) in responding to any request from a data subject, and (2) in complying with its obligations under any and all applicable Laws, legal requirements and self-regulatory guidelines relating to Personal Information (“Privacy Laws”), including with respect to security, breach notifications, impact assessments and consultations with supervisory authorities or regulators, in each of clauses (1) and (2) solely to the extent relating to the Service Provider’s receipt of Recipient Personal Information under this Agreement and the processing thereof;

(v) notify the Recipient without undue delay, on becoming aware of any security incident, misuse of or unauthorized access to or disclosure of any Recipient Personal Information and take reasonable actions to investigate, to provide a description of, and to prevent any further negative impacts with respect to such security incident, misuse of or unauthorized access to or disclosure of any Recipient Personal Information;

(vi) refrain from, and instruct any Service Providing Affiliates and Third Party Service Providers to refrain from, notifying or otherwise disclosing the existence of any compromise related to Recipient Personal Information, without providing prior written notice to the Recipient, except that Service Provider, its Service Providing Affiliates and Third Party Service Providers may notify or otherwise disclose the existence of such a compromise without providing prior notice to Recipient in order to comply with applicable Laws, including Privacy Laws; and

(vii) maintain records and information in the ordinary course of business consistent with Service Provider’s past practices to demonstrate its compliance with this Section 1.17, and allow for audits by the Recipient’s duly authorized representatives in accordance with the procedures set forth in Section 1.13.

(d) Service Provider will restrict access to Recipient Personal Information only to those personnel who have a need to know or otherwise access Recipient Personal Information to enable Service Provider to perform its obligations under this Agreement.

(e) Notwithstanding the foregoing, Recipient will not provide, and Service Provider will not process, any Personal Information under this Agreement or in connection with any Service for any individual to the extent that such individual’s Personal Information is subject to the Laws of any country other than the United States.

SECTION 2 TERM AND TERMINATION.

2.1 Term and Termination. This Agreement shall commence on the date hereof and, subject to this Section 2.1 and Section 2.2, will continue in force and effect for an initial term of two (2) years (“Initial Term”), and thereafter shall automatically renew for subsequent renewal terms of one (1) year each (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless either Party notifies the other of its intention not to renew this Agreement no later than 90 days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable. This Agreement shall terminate automatically (a) upon a Change of Control of Recipient or (b) if Recipient, Service Provider or any of its Service Providing Affiliates or Third Party Service Providers or their respective employees experiences a Gaming Problem and fails to cure such Gaming Problem within thirty (30) days or such later time as the Parties may agree upon in writing.

2.2 Early Termination. Notwithstanding anything in this Agreement to the contrary, (a) the Parties may terminate this Agreement or any Service (in whole only) by mutual agreement at any time and (b) from and after the one year anniversary of the date hereof, Recipient may terminate this Agreement or any Service (in whole only) upon 180 days’ prior written notice to Service Provider. This Agreement may be terminated only as expressly set forth in Section 2.1 and this Section 2.2. Neither party shall purport to terminate or attempt to terminate this Agreement other than as expressly set forth in Section 2.1 and this Section 2.2.

2.3 Effect of Termination. In the event of any termination or expiration with respect to one or more, but less than all, of the Services, this Agreement shall continue in full force and effect with respect to the remaining Services. If this Agreement is terminated or expires in its entirety, all obligations of the Parties under this Agreement shall terminate, except (a) for charges accrued or expenses incurred but unpaid as of the date of such termination or expiration and (b) as set forth in the provisions of this Agreement that are specifically designated herein as surviving such termination or expiration. Termination or expiration of this Agreement or any Service for any reason by either Party shall not relieve the Parties of any obligations that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement or any Service, the Parties shall cooperate in order to transfer or store all books, records and files related to the Services and take all other actions necessary to provide Recipient with sufficient information to make alternate arrangements to perform or obtain from third parties comparable services.

2.4 Delivery of Materials. In connection with the termination or expiration of this Agreement or any Service, if requested by Recipient, Service Provider shall deliver to Recipient, as soon as reasonably practicable, all information received or created for the benefit of Recipient during the term of this Agreement, in electronic or hard copy form.

SECTION 3 INDEMNIFICATION

3.1 Indemnification of Service Provider. To the fullest extent permitted by Law, Recipient shall indemnify Service Provider and its Affiliates, and its and their officers, managers, members, employees, representatives and agents and hold them harmless from and against any and all third party claims, losses, costs, damages and liabilities, including reasonable attorneys’ fees (all of which shall be reimbursed as incurred), arising out of or relating to any act or omission performed or omitted pursuant to this Agreement to the extent it is finally determined that such acts or omissions (a) constituted gross negligence, bad faith or willful misconduct, (b) were taken in contravention of this Agreement willfully, in bad faith or as the result of grossly negligent actions or omissions, or (c) resulted from or is related to any material breach of this Agreement, in each case by Recipient. To the fullest extent permitted by Law, none of Service Provider nor the foregoing Persons shall be liable for damages or otherwise to Recipient for any act or omission performed or omitted by such Person, except to the extent it is finally determined that such actions or omissions (x) constituted gross negligence, bad faith or willful misconduct, (y) were taken in contravention of this Agreement willfully, in bad faith or as the result of grossly negligent actions or omissions, or (z) resulted from or is related to any material breach of this Agreement, in each case by Service Provider. Any indemnity pursuant to this Section 3.1 (i) shall not be deemed exclusive of any other rights to which Service Provider or any of the foregoing Persons may be entitled under any applicable statute, agreement or otherwise, (ii) shall continue as to Service Provider or any of the foregoing Persons who have ceased to serve in such capacity and (iii) shall inure to the benefit of the heirs, successors, assigns and administrators of Service Provider or such Person, as applicable.

3.2 Indemnification of Recipient. To the fullest extent permitted by Law, Service Provider shall indemnify Recipient and its Affiliates, and its and their officers, managers, members, employees, representatives and agents and hold them harmless from and against any and all third party claims, losses, costs, damages and liabilities, including reasonable attorneys’ fees (all of which shall be reimbursed as incurred), arising out of or relating to any act or omission performed or omitted pursuant to this Agreement or in connection with the provision of the Services to the extent it is finally determined that such acts or omissions (a) constituted gross negligence, bad faith or willful misconduct, (b) were taken in contravention of this Agreement willfully, in bad faith or as the result of grossly negligent actions or omissions, or (c) resulted from or is related to any material breach of this Agreement, in each case by Service Provider. Any indemnity pursuant to this Section 3.2, (x) shall not be deemed exclusive of any other rights to which Recipient or any of the foregoing Persons may be entitled under any applicable statute, agreement or otherwise, (y) shall continue as to Recipient or any of the foregoing Persons who have ceased to serve in such capacity and (z) shall inure to the benefit of the heirs, successors, assigns and administrators of Recipient or such Person, as applicable.

3.3 Notice of Claim; Defense. A Person entitled to indemnification pursuant to Sections 3.1 or 3.2 (the “Indemnified Party”) shall give Recipient or Service Provider, as the case may be (the “Indemnifying Party”), prompt notice of any claim that may give rise to any indemnification obligation under Sections 3.1 or 3.2, as applicable, together with the estimated amount of such claim. Failure to provide such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If the Indemnifying Party elects to defend or prosecute a third-party claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Neither Party will make any settlement of any third-party claim that would give rise to liability on the part of the other Party without such Party’s prior written consent, and neither Party will be liable for the amount of any settlement affected without such prior written consent.

3.4 In the event a Person (other than Recipient or Service Provider) indemnified pursuant to Sections 3.1 and 3.2 seeks indemnification thereunder, then (a) such Person shall request that Recipient or Service Provider, as applicable (the “Representative Party”), make a claim for indemnification to the other Party on such Person’s, (b) the Representative Party shall act as such Person’s representative with respect to such indemnification claim and (c) the Indemnifying Party shall be entitled to rely upon decisions and directions of the Representative Party as the decisions and directions of the Person seeking indemnification.

3.5 LIMITATION ON LIABILITY. IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOSS OF DATA, PROFITS, INTEREST, OR REVENUE OR ANY INTERRUPTION OF BUSINESS, IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT (INCLUDING ANY OF THE SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM SERVICE PROVIDER’S OBLIGATIONS UNDER THIS AGREEMENT), WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SERVICE PROVIDER IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR ANY LOSSES IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT (INCLUDING ANY OF THE SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM SERVICE PROVIDER’S OBLIGATIONS UNDER THIS AGREEMENT) FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE FEES RECEIVED (AT THE TIME OF THE DISPUTE) BY SERVICE PROVIDER UNDER THIS AGREEMENT FOR THE SERVICE THAT IS THE SUBJECT OF THE DISPUTE. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO DOUBLE REMEDIES OR RECOVERIES ARE INTENDED OR PERMITTED UNDER THIS AGREEMENT AND THAT CLAIMS ASSERTED UNDER ONE SECTION OR SUBSECTION OF THIS AGREEMENT MAY NOT ALSO BE ASSERTED UNDER ANOTHER SECTION OR SUBSECTION OF THIS AGREEMENT OR UNDER THE BCA OR ANY OTHER ANCILLARY DOCUMENT IF SUCH ASSERTION WOULD RESULT IN DOUBLE RECOVERY.

3.6 Exceptions. Section 3.5 shall not apply with respect to any (i) breach of confidentiality obligations hereunder, (ii) indemnification obligation under Section 3 or (iii) violation of applicable Law or fraud.

SECTION 4 CONFIDENTIALITY.

4.1 Confidentiality. Without the prior written consent of the other Party, each Party shall, and shall cause its Affiliates, Third Party Service Providers (if applicable) and its employees and agents (each, a “Receiving Party”) to, hold in strict confidence, not disclose or release to any Person, and not use in any manner other than to provide or receive the Services, as applicable, (a) the terms of this Agreement or (b) any and all confidential or proprietary information shared by or received from the other Party (each, a “Disclosing Party”) or learned by the Receiving Party pursuant to this Agreement or in the course of the provision or receipt of the Services (collectively, “Confidential Information”). Each Receiving Party agrees to safeguard the Disclosing Party’s Confidential Information received under this Agreement with the same degree of care that the Receiving Party uses to protect its own similar Confidential Information. The Receiving Party may disclose Confidential Information (i) to its auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential (and have agreed or are subject to a professional or contractual obligation to do so) to the same extent as is applicable to the Receiving Party and in respect of whose failure to comply with such obligations the Receiving Party will be responsible, (ii) to its Affiliates, Third Party Service Providers (if applicable) and their respective employees and agents who have a need to know such information for purposes of providing or receiving the Services and who are informed of their obligation to hold such information confidential (and have agreed or are subject to a professional or contractual obligation to do so) to the same extent as is applicable to the Receiving Party and in respect of whose failure to comply with such obligations the Receiving Party will be responsible; and (iii) subject to Section 4.2, to the extent the Receiving Party is required to disclose any such Confidential Information by any Gaming Authority or any judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law.

4.2 Protective Order. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to Section 4.1(iii), the Receiving Party shall promptly notify the Disclosing Party of the existence of such request or demand and shall use good faith efforts to provide the Disclosing Party with a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party shall, and shall cause its Affiliates, Third Party Service Providers (if applicable) and their respective employees and agents to, furnish only that portion of the Confidential Information that is legally required to be disclosed.

SECTION 5 INTELLECTUAL PROPERTY.

5.1 Ownership. Other than as may be set out in this Section 5 or as to specific Services on Schedule 1, (i) each Party shall retain all right, title and interest in and to its Intellectual Property, (ii) all Intellectual Property created or developed by or on behalf of Service Provider in connection with this Agreement shall belong to Service Provider, and (iii) no license to Intellectual Property, express or implied, is being granted by Service Provider under this Agreement.

5.2 Licenses. (a) Recipient hereby grants to Service Provider, and Service Provider hereby accepts, an irrevocable (during the Term), non-exclusive, non-transferable, fully paid-up, royalty free, worldwide right and license to use, modify, reproduce and prepare derivative works of all Intellectual Property rights owned or controlled by Recipient that are necessary to perform the Services in accordance with the provisions of this Agreement and solely to the extent necessary to perform the Services under this Agreement. (b) Service Provider hereby grants to Recipient, and Recipient hereby accepts, (i) an irrevocable (during the Term), non-exclusive, non-transferable, fully paid-up, royalty free, worldwide right and license to use, modify, perform, reproduce, and prepare derivative works of all Intellectual Property rights owned or controlled by Service Provider that are necessary to receive the Services in accordance with the provisions of this Agreement and solely to the extent necessary to receive the Services under this Agreement; and (ii) an irrevocable, perpetual, non-exclusive, non-transferable, fully paid-up, royalty free, worldwide right and license to use, modify, perform, reproduce, prepare derivative works of, make, sell, offer for sale, import, and otherwise exploit any Intellectual Property rights owned or controlled by Service Provider to the extent such Intellectual Property rights are used by or incorporated into any deliverable or work product in each case that was (x) created or developed by Service Provider for Recipient in the course of performing the Services and (y) delivered to Recipient, and solely to the extent necessary for Recipient to use such deliverable or work product. The licenses set forth in Section 5.2(a) and (b)(i) shall automatically and immediately terminate upon the termination of the Term. To the extent that the preceding licenses include any Trademarks (which they shall not unless agreed to in writing in advance by the granting Party with reference to this section of this Agreement), the licensee therefor shall use such Trademarks only in accordance with any quality control requirements provided by the granting Party from time to time.

SECTION 6 REPRESENTATIONS AND WARRANTIES.

6.1 Representations and Warranties. Each Party represents and warrants to the other that:

(a) it is a legal entity validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization;

(b) it has all necessary power and authority, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement, in accordance with the terms of this Agreement; and

(c) this Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the other Party, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

6.2 Acknowledgement. The Parties acknowledge and agree that, except as expressly set forth herein, Recipient assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services, and Service Provider makes no representation or warranty with respect thereto.

6.3 DISCLAIMER OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS SET FORTH IN SECTION 1 AND THIS SECTION 6, (I) SERVICE PROVIDER DOES NOT GUARANTEE, REPRESENT OR WARRANT THE SERVICES TO BE PROVIDED HEREUNDER, (II) THE SERVICES SHALL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, AND (III) THERE ARE NO OTHER, AND SERVICE PROVIDER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES AND THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

SECTION 7 NOTICES.

Any written notice or other communication given pursuant to this Agreement shall be sufficiently delivered if (a) delivered personally, (b) sent by nationally recognized overnight courier service, (c) mailed by registered or certified mail, (d) sent by email, or (e) transmitted via facsimile with electronic confirmation of receipt by the addressee and a copy delivered, sent or mailed to the addressee in accordance with item (a), (b), (c) or (d) above to each of the Parties at the address or information set forth below or at such other address or information as may be designated from time to time by a Party by written notice to the other Party:

If to Service Provider:

Rush Street Gaming, LLC

900 N. Michigan Avenue

Suite 1600

Chicago, IL 60611

Attention:     Neil G. Bluhm

                     Gregory Carlin

                     Facsimile: (312) 915-3053

Email:          neilb@lambllc.com; gcarlin@rushst.com

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Richard Campbell, P.C.; Karen E. Flanagan

Email: richard.campbell@kirkland.com; karen.flanagan@kirkland.com

If to Recipient:

Rush Street Interactive, L.P.

900 N. Michigan Avenue

Suite 1600

Chicago, IL 60611

Attention:             Neil G. Bluhm

                              Gregory Carlin

                              Facsimile: (312) 915-3053

Email:                  neilb@lambllc.com; gcarlin@rushst.com

With a copy to:

Harry You and Niccolo de Masi

Email: harry@dmytechnology.com

            niccolo@dmytechnology.com

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Richard Campbell, P.C.; Karen E. Flanagan

Email: richard.campbell@kirkland.com; karen.flanagan@kirkland.com

A notice (a) delivered personally shall be deemed delivered upon receipt or refusal of delivery, (b) sent via a nationally recognized overnight courier service shall be deemed delivered one business day after deposit with such overnight courier service, (c) sent via registered or certified mail shall be deemed delivered three (3) business days after deposit with the United States Postal Service, (d) sent by email shall be deemed delivered upon receipt, or (e) sent via facsimile shall be deemed delivered when receipt is acknowledged by the receiving facsimile machine; provided that a copy is also promptly delivered, sent or mailed to the recipient pursuant to item (a), (b) or (c) above.

SECTION 8 WAIVER OF JURY TRIAL; DESIGNATION OF FORUM AND CONSENT TO JURISDICTION.

8.1 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OTHER PARTY TO ENTER INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT. INSTEAD, ANY SUCH DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

8.2 GOVERNING LAW; FORUM. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED SOLELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, UNITED STATES OF AMERICA. ANY AND ALL CLAIMS, CONTROVERSIES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, OR STATUTE, SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF ILLINOIS, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE OR OTHER RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. ALL CLAIMS, CONTROVERSIES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN ANNEX B.

8.3 Service of Process. The Parties further agree and consent to accept service of process by certified or registered United States mail, return receipt requested, or by a nationally recognized overnight courier service with acknowledgment of receipt addressed as provided herein. Nothing in this Section 8.3, however, will affect the right of either Party to serve legal process in any other manner permitted by Law.

SECTION 9 MISCELLANEOUS.

9.1 Force Majeure. Notwithstanding anything to the contrary contained herein, if either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, the obligations of such Party, so far as they are affected by such Force Majeure, shall be suspended during the continuance of such Force Majeure. The term “Force Majeure,” as used herein, shall mean an act of God, strike, lockout, or other industrial disturbance, acts of any Governmental Entity, epidemic, pandemic (including COVID-19), health crisis, quarantine, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of equipment or supplies, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of such Party. Upon the occurrence of a Force Majeure Event, (a) the non-performing Party shall promptly notify the other Party of the circumstances hindering its performance and of its plans and efforts to implement a work-around, (b) the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and (c) the non-performing Party shall continue to attempt to recommence performance or observance to the greatest extent possible without delay. The non-performing Party shall also notify the other Party promptly when the Force Majeure Event has abated.

9.2 Further Assurances. Each Party agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary to more fully effectuate this Agreement.

9.3 Entire Agreement; Amendments. This Agreement reflects the whole and entire agreement among the Parties with respect to the subject matter herein and supersedes all previous agreements and understandings among the Parties (oral or written), and may be amended, restated, or supplemented only by the written agreement of both Parties.

9.4 Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, subject to any limitations on transfer set forth in this Agreement. Recipient may not assign this Agreement without the express prior written consent of Service Provider.

9.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be unenforceable or invalid under applicable Law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

9.6 Third-Party Beneficiaries. The representations, warranties, covenants, and obligations of the Parties are made for the express benefit of the Parties and successors and permitted assigns, and, except as provided in Section 3 with respect to the Indemnified Parties, other Persons that are not express signatories hereto are not intended to have, nor shall have, the benefit of, or any right to seek enforcement or recovery under, any of such covenants or obligations.

9.7 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 1.7, 1.9, 1.13, 1.14, 1.16, 1.17, 5.1, 5.2(b)(ii), 6.3, this Section 9.7, Section 2, Section 3, Section 4,, Section 7, Section 8, Section 9 and Annex A hereto shall survive any cancellation, termination or expiration of this Agreement.

9.8 No Waiver. None of the terms of this Agreement shall be deemed to have been waived by either Party, unless such waiver is in writing and signed by that Party. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any further breach of the provision so waived.

9.9 Performance/Holidays. Whenever under the terms of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day.

9.10 Rules of Construction. The Parties jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the Parties, and no rule of strict construction shall be applied against any Person.

9.11 Interpretation. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. Terms defined in the current tense shall have a comparable meaning when used in the past or future tense and vice versa. Terms defined as a noun shall have a comparable meaning when used as an adjective, adverb, or verb and vice versa. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The term “or” is not exclusive. Unless otherwise limited, the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

9.12 Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.

9.13 Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or other electronic means, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the Parties had signed the same signature page.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date and year first above written.

RUSH STREET GAMING, LLC

By:	/s/ Neil Bluhm
Name:	Neil Bluhm
Title:	Chairman

RUSH STREET INTERACTIVE, L.P.

By:	Rush Street Interactive GP, LLC
Its:	Managing Member

By:	/s/ Gregory Carlin
Name:	Gregory Carlin
Title:	Chief Executive Officer

Signature Page to Services Agreement

Annex A

DEFINITIONS

(a) “Affiliate” means with respect to a particular Person (for this purpose, the “First Person”), any other Person who or which is (i) directly or indirectly Controlling, Controlled by or under common Control with the First Person or (ii) a member, stockholder, partner, director, officer, manager or comparable principal of the First Person; provided, that, for purposes of this Agreement, (i) Recipient and/or any Person constituting an “Affiliate” of Recipient (other than Service Provider) shall not be an Affiliate of Service Provider and (b) Service Provider shall not be deemed to be an Affiliate of Recipient and/or any Person constituting an “Affiliate” of Recipient (other than Service Provider).

(b) “Change of Control” means (a) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Recipient’s assets, (b) the consummation of the merger or consolidation of the Recipient with or into another entity (except a merger or consolidation in which the holders of voting power immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the Recipient or the surviving or acquiring entity), (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or a group of affiliated Persons of the Recipient’s securities if, after such closing, such Person or group of affiliated Persons would hold 50% or more of the outstanding voting equity of the Recipient (or the surviving or acquiring entity); provided however (i) that a transaction described above shall not constitute a Change of Control if its sole purpose is to change the state of the Recipient’s formation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Recipient’s equity securities immediately prior to such transaction, and (ii) the transactions contemplated under the BCA shall not be deemed a Change of Control for the purposes of this Agreement. Notwithstanding anything to the contrary contained herein, a Change in Control shall not be deemed to have occurred if the Sellers, any Family Member of a Seller or any of their respective Affiliates directly or indirectly own more than 50% of the voting securities of the Recipient (or any successor to all or substantially all the assets of the Recipient and its Subsidiaries) or any direct or indirect parent company.

(c) “Control”, “Controlling” and “Controlled” means with respect to a particular Person (for this purpose, the “First Person”), the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and day to day activities of the First Person, or to elect a majority of the board of directors or trustees of such First Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Dispute” has the meaning set forth in Annex B.

(e) “Family Member” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

Annex A - Page 1

(f) “Gaming Authority” means those federal, state, local and foreign governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction.

(g) “Gaming Laws” means those Laws and the rules and regulations promulgated by any Gaming Authority under such Laws pursuant to which any Gaming Authority possesses regulatory or licensing authority over gaming within any jurisdiction.

(h) “Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for the lawful conduct of activities under the Gaming Laws.

(i) “Gaming Problem” means (a) a determination by any Gaming Authority that Recipient, Service Provider or any of its Service Providing Affiliates, Third Party Service Providers or their respective employees does not or has failed to satisfy any suitability, eligibility or other qualification criteria pursuant to any applicable Gaming Laws with respect to any Gaming License, including any character or suitability criteria thereunder, or (b) circumstances such that Recipient, Service Provider or any of its Service Providing Affiliates, Third Party Service Providers or their respective employees is deemed likely, in the reasonable discretion of the other Party, to preclude or materially delay, impede or impair the ability of the other Party, or any of its officers, directors, shareholders, partners, members, employees, trustees, representatives, to obtain, maintain or renew any Gaming License, or such as may result in the imposition of materially burdensome terms and conditions on, or the revocation or suspension of, any Gaming License.

(j) “Governmental Entity” means the United States, any state or other political subdivision thereof, and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, tribunal or instrumentality of the United States or any foreign entity, any state of the United States or any political subdivision of any of the foregoing.

(k) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), (c) Internet domain names and rights of publicity and social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (e) all mask works and design rights and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (g) all rights in software.

Annex A - Page 2

(l) “Law” means any applicable United States or non-United States federal, provincial, state or local statute, common law, rule, regulation, ordinance, permit, license, order, writ, injunction, judgment, enforcement policy or decree of any Governmental Entity.

(m) “Person” means an individual, corporation, limited liability company, general partnership, limited partnership, voluntary association, joint stock company, business trust, joint venture, proprietorship, or other legal entity, however constituted.

(n) “Service Providing Affiliate” means any Affiliate of Service Provider who provides Services to Recipient under this Agreement, and only to the extent it is providing Services.

Annex A - Page 3

Annex B

DISPUTE RESOLUTION

(a) Except as otherwise provided herein, this Annex B shall apply to any dispute, controversy or claim arising under or related to this Agreement or the business or transactions contemplated by this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or in breach of, any provision of this Agreement, and (b) the applicability of this Annex B to a particular dispute. Any dispute to which this Annex B applies is referred to herein as a “Dispute.”

(b) The provisions of this Annex B shall be the exclusive method of resolving Disputes. Any Dispute, including any question concerning this Agreement’s existence, validity or termination, shall be referred to and finally and exclusively resolved by an arbitration in accordance with the CPR Rules for Non-Administered Arbitration then in effect (the “Rules”), by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and a judgment upon the award rendered by the arbitrator may be entered in any of court having jurisdiction thereof. Within thirty (30) days after service of the arbitration notice upon the respondent, the Parties will attempt to agree upon the designation of the arbitrator. If, within that period, the Parties do not agree on the designation of the arbitrator, then CPR will appoint the arbitrator in accordance with its Rules. The arbitrator designated or appointed, as applicable, pursuant to this Annex B shall be referred to herein as the “Arbitrator.”

(c) The place of arbitration shall be Chicago, Illinois, or such other location as the Parties may mutually agree.

(d) The language of the arbitration will be English.

(e) The non-prevailing Party in any arbitration shall be obligated to pay all costs and expenses related to such arbitration (including the fees and expenses charged by CPR and the Arbitrator and the reasonable attorneys’ fees and out of pocket costs of the prevailing Party).

(f) It is the intent of the Parties that, barring extraordinary circumstances, the Arbitrator shall use its best efforts to render the arbitral award (the “Award”) within sixty (60) days after his or her appointment. Notwithstanding the foregoing, the Parties may agree to extend this time or the Arbitrator may do so in its discretion if it determines that the interest of justice so requires. Failure to adhere to this time limit shall not be a basis for challenging the Award.

(g) Either Party may apply to the Arbitrator seeking injunctive relief until the Award is rendered or the controversy is otherwise resolved. Neither Party may apply for, and the Arbitrator may not award, punitive, incidental, consequential, special or indirect damages. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the Arbitrator’s determination of the merits of the controversy.

Annex B - Page 1

Schedule 1

SERVICES

Category	Description of Service
1. Development	1.1 Development including assistance in new market identification, negotiation, and execution on joint venture agreements

2. Government Affairs	2.1 Government Affairs functions including monitoring legislative activity, supervision of contract lobbyists, and lobbying

3. Legal and Compliance	3.1 Legal including contract review, negotiation, and coordination on certain legal issues with respect to material corporate transactions

3.2 Review and coordination of all corporate organizational documents and matters

3.3 Gaming regulatory assistance, including review and coordination of all filings with gaming authorities and coordination with gaming authorities on regulatory issues

3.4 Compliance including consultation, completion of applications, management of certain shared services, and discussions with regulators

4. Human Resources

4.1  Human Resources including administrative assistance, onboarding, recruiting, online learning administration, compliance audit requests, COBRA administration, and employee issue resolution assistance

4.2 Payroll including managing periodic payroll, funding amounts, reporting, proper withholding, preparation of employee time sheets, and timely filing of required forms and documents

4.3 Benefits including managing onboarding, leave administration, benefit strategy, broker selection, and general administration

5. Finance and Accounting	5.1 Financial Reporting including monthly review of financial statements, financial audit assistance, budget review and accounting issue resolution
5.2 Tax Accounting including strategy for corporate structure, domestic and international structuring, review of tax returns, and tax estimates
5.3 Procurement including general procurement of certain products and services, including certain shared services
5.4 Disbursements including general disbursement approval and bank approvals

Schedule 1 - Page 1

Category	Description of Service

5.5 Treasury including management of bank relationships and accounts

6. IT	6.1 Information Technology including desktop support, general IT administration, information security, and management of certain shared services

7. Insurance	7.1 Insurance brokerage and claims monitoring

Annex A - Page 2